GEOCOM RESOURCES INC.

(the “Company” and/or “Geocom”)

Suite 413 – 114 West Magnolia Street

Bellingham, Washington 98225

Tel (360) 392-2898

Geocom Resources Inc. and Kinross Gold Corporation Complete

South Chile Recon Program – Phase I

Bellingham, WA – (November 20, 2006) – Geocom Resources Inc. (“Geocom” or the “Company”) (OTCBB: GOCM), is pleased to announce the successful completion of the 2006 South Chile Reconnaissance program.

After an initial ground-based program indicated significant mineral potential in the area, Geocom and its partner Kinross Gold Corporation elected to accelerate the program to a multi-team helicopter-supported evaluation. By utilizing a regional approach, the geologic teams were able to visit and sample areas of alteration and mineralization that had originally been scheduled for a 2007 program in addition to areas planned for the 2006 season. The accelerated reconnaissance program identified several high priority anomalous areas that Kinross and Geocom management have elected to stake.

Rock-chip sampling detected gold, copper, silver, and lead-zinc mineralization in fifteen target areas within Region Ten of south Chile. The mineralized zones are supported by strong pathfinder element presence and by geologic conditions that have the potential for discovery of economic ore bodies.

Geocom is extremely pleased with these results and together with its venture partner Kinross Gold Corporation has prepared a staking plan to cover the target areas. Additional information will be released when staking is complete.

For further information please contact Samantha Haynes at 604.805.4653 or via e-mail at ir@geocom-resources.com.

On behalf of the Board of Directors

/s/ John E. Hiner

John E. Hiner, President & CEO

About Geocom Resources Inc.

Geocom Resources Inc. (OTCBB: GOCM) is a U.S.-based mineral exploration company focused on acquiring and developing mineral resources in geologically acceptable and politically stable countries of the world. The Company is presently active in Alaska, Argentina, Nevada, and Chile. The Company focuses on development of projects that are or will be of interest to mid-size or major producers with the goal to form joint ventures on such projects. Geocom expects to grow and maintain an interest in mines operated by its partners, allowing it to build value through continued exploration. To find out more about Geocom Resources Inc. please visit www.geocom-resources.com.

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include regarding Geocom’s intention to conduct staking and explorations of gold and other mineral targets within Region Ten in Chile with Kinross Gold Corporation on joint venture basis. Factors that could cause actual results to differ materially include risks and uncertainties such as the failure or inability of the parties to be able to carry out the intended staking or explorations, or either Geocom or Kinross being unable or unwilling, whether for financial reasons or otherwise, to continue working in Chile, the inability of either party to finance planned exploration, drilling and work programs, as required from time to time, and any unforeseen difficulties in commencing or completing such program, or the results of the programs not showing any commercially feasible grades of minerals, any of which could, among other things, delay, impede or prevent the planned explorations and harm the viability of Geocom.